Exhibit 10.12

NON-EMPLOYEE DIRECTOR COMPENSATION

On October 27, 2004, the Board of Directors of InfraSource Services, Inc. (the “Board”) adopted resolutions approving the compensation paid to non-employee directors serving on the Board and certain committees of the Board.  Effective as of October 1, 2004:

(1)           Each non-employee director serving on the Board will receive $25,000 per year for his or her services as a member of the Board;

(2)           The Chairman of the Board (if a non-employee director) will receive $75,000 per year in lieu of the foregoing retainer of $25,000;

(3)           Each non-employee director will receive $5,000 per year for each committee of the Board on which he or she serves as a member, other than a non-employee director serving as a member of the Audit Committee or as the Chairman of the Compensation Committee;

(4)           Each non-employee director serving on the Audit Committee of the Board (other than the Chairman of the Audit Committee) will receive $7,500 per year for his or her services as a member of the Audit Committee;

(5)           The Chairman of the Audit Committee (if a non-employee director) will receive $10,000 per year for his or her services as a member of the Audit Committee; and

(6)           The Chairman of the Compensation Committee (if a non-employee director) will receive $7,500 per year for his or services as a member of the Compensation Committee.